UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
FORM 8-K
 ___________________________________

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 16, 2013
___________________________________
 Booz Allen Hamilton Holding Corporation
(Exact name of Registrant as specified in its charter)
___________________________________

Delaware	001-34972	26-2634160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8283 Greensboro Drive, McLean, Virginia		22,102
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (703) 902-5000
___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On August 16, 2013, Booz Allen Hamilton Holding Corporation's wholly-owned subsidiary Booz Allen Hamilton Inc. (the “Company”), Booz Allen Hamilton Investor Corporation (“Investor”) and certain wholly-owned subsidiaries of the Company (the “Subsidiaries” and, together with Investor, the “Guarantors”), entered into the First Amendment (the “Amendment”) to the Credit Agreement, dated as of July 31, 2012 (“the Existing Credit Agreement” and, as amended, the “Credit Agreement”), among the Company, the Guarantors, Bank of America, N.A., as Administrative Agent, Collateral Agent and New Refinancing Tranche B Term Lender, and the other lenders and financial institutions from time to time party thereto, primarily to reduce the interest rate applicable to the tranche B term loans under the Credit Agreement. The interest rate applicable to the tranche A term loans is unchanged.
Prior to the Amendment, approximately $1.017 billion of tranche B term loans (the “Existing Tranche B Term Loans”) were outstanding under the Existing Credit Agreement. Pursuant to the Amendment, certain lenders under the Existing Credit Agreement converted their existing Tranche B Term Loans into a new tranche of tranche B term loans (the “New Refinancing Tranche B Term Loans”) in an aggregate amount, along with New Refinancing Tranche B Term Loans advanced by certain new lenders, of approximately $1.017 billion. The proceeds of the New Refinancing Tranche B Term Loans advanced by the new lenders were used to prepay in full all of the Existing Tranche B Term Loans that were not converted into New Refinancing Tranche B Term Loans.
Under the Amendment, the rate at which New Refinancing Tranche B Term Loans bear interest is equal to (i) the higher of (x) the rate for deposits in U.S. dollars in the London interbank market (adjusted for maximum reserves) for the applicable interest period (“LIBOR rate”) and (y) 0.75%, plus, in each case, 3.00%, or (ii) the alternate base rate, which is the higher of (w) the corporate base rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the three-month LIBOR rate (adjusted for maximum reserves) plus 1.00%, and (z) 1.75%, plus, in each case, 2.00%. The Company also amended its ability to incur additional debt under an incremental term loan credit facility by changing the maximum incremental amount to the sum of (i) the aggregate principal amount under which pro forma Consolidated Net Secured Leverage remains less than or equal to 3.25:1.00, and (ii) $300 million thereafter. Certain other covenants under the Credit Agreement were amended to provide for greater operational and financial flexibility to the Company.
The New Refinancing Tranche B Term Loans will be secured by the same collateral and guaranteed by the same guarantors as the existing term loans under the Credit Agreement. The New Refinancing Tranche B Term Loans will, like the Existing Tranche B Term Loans under the Existing Credit Agreement, mature on July 31, 2019. Voluntary prepayments of the New Refinancing Tranche B Term Loans are permitted at any time, in minimum principal amounts, without premium or penalty, subject to a 1.00 percent premium payable in connection with certain repricing transactions within the first six months after the Amendment. The other terms of the New Refinancing Tranche B Term Loans are also generally the same as the terms of the Existing Tranche B Term Loans under the Existing Credit Agreement.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
A copy of a press release dated August 20, 2013 announcing the Company's refinancing transaction is attached hereto as Exhibit 99.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 with respect to the New Refinancing Tranche B Term Loans is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1
First Amendment to Credit Agreement, dated as of August 16, 2013, among Booz Allen Hamilton Inc., as Borrower, Booz Allen Hamilton Investor Corporation, Booz Allen Hamilton Engineering Holding Co., LLC, Booz Allen Hamilton Engineering Services, LLC, SDI Technology Corporation, ASE, Inc. and , Booz Allen Hamilton International, Inc., as Guarantors,, Bank of America, N.A., as Administrative Agent, Collateral Agent and New Refinancing Tranche B Term Lender, and the other Lenders and financial institutions from time to time party thereto

99.1	Press Release dated August 20, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Booz Allen Hamilton Holding Corporation

BY: /s/ Samuel R. Strickland
Samuel R. Strickland
Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Date: August 20, 2013

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
First Amendment to Credit Agreement, dated as of August 16, 2013, among Booz Allen Hamilton Inc., as Borrower, Booz Allen Hamilton Investor Corporation, Booz Allen Hamilton Engineering Holding Co., LLC, Booz Allen Hamilton Engineering Services, LLC, SDI Technology Corporation, ASE, Inc. and , Booz Allen Hamilton International, Inc., as Guarantors,, Bank of America, N.A., as Administrative Agent, Collateral Agent and New Refinancing Tranche B Term Lender, and the other Lenders and financial institutions from time to time party thereto

99.1	Press Release dated August 20, 2013